EXHIBIT NO. 99.12(b)

[ON ROPES & GRAY LLP LETTERHEAD]

August 27, 2013

MFS High Yield Portfolio

MFS Variable Insurance Trust II

c/o Massachusetts Financial Investment Company

111 Huntington Avenue

Boston, MA 02199

MFS High Income Series

MFS Variable Insurance Trust

c/o Massachusetts Financial Investment Company

111 Huntington Avenue

Boston, MA 02199

Ladies and Gentlemen:

We hereby consent to the filing as an exhibit to Post Effective Amendment No. 1 to your Registration Statement on Form N-14 (File No. 333-188269) of our opinion dated August 16, 2013 addressed to MFS Variable Insurance Trust II on behalf of MFS High Yield Portfolio and MFS Variable Insurance Trust on behalf of MFS High Income Series, as to certain tax matters related to the reorganization of MFS High Income Series, a series of MFS Variable Insurance Trust, into MFS High Yield Portfolio, a series of MFS Variable Insurance Trust II.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP